Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges

	Original Predecessor				Immediate Predecessor				Successor
	Year		62 Days		304 Days		174 Days		233 Days	Year		Year	Nine
	Ended		Ended		Ended		Ended		Ended	Ended		Ended	Months Ended
	December 31,		March 2,		December 31,		June 23,		December 31,	December 31,		December 31,	September 30,
	2003		2004		2004		2005		2005	2006		2007	2008
	(in millions)
Fixed charges
a) Interest expensed and capitalized	1.3		—		8.8		7.3		24.1	52.2		70.4	30.2
b) Amortized capitalized expenses related to indebtedness (1)	—		—		8.5		8.9		1.7	26.7		4.1	1.5
c) Estimate of interest within rental expense	1.0		0.2		0.8		0.6		0.6	1.3		1.3	1.1

Total fixed charges	2.3		0.2		18.1		16.8		26.4	80.2		75.8	32.8

Adjusted earnings
a) Pre-tax income (loss) (2)	27.9		11.2		83.5		88.5		(182.2)	311.4		(156.3)	204.2
b) Fixed charges	—		0.2		18.1		16.8		26.4	80.2		75.8	32.8
c) Amortization of capitalized interest	—		—		—		—		—	0.1		0.5	0.9
d) Interest capitalized	—		—				(0.3)		(0.8)	(11.6)		(12.0)	(1.6)

Adjusted earnings	27.9		11.4		101.6		105.0		(156.6)	380.1		(92.0)	236.3

Ratio of earnings to fixed charges (3)	12.1	x	57.0	x	5.6	x	6.3	x	—	4.7	x	—	7.2	x

(1)	Includes the write-off of $7.2 million of deferred financing costs in connection with the refinancing of our senior secured credit facility on May 10, 2004; $8.1 million of deferred financing costs in connection with the refinancing of our senior secured credit facility on June 23, 2005; $23.4 million in connection with the refinancing of our senior secured credit facility on December 28, 2006 and $1.3 million in connection with the repayment and termination of three credit facilities on October 26, 2007.

(2)	Pre-tax income (loss) for the calculation of ratio of income to fixed charges is defined as pre-tax income (loss) from continuing operations before adjustments for minority interest in consolidated subsidiary.

(3)	Earnings were insufficient to cover fixed charges by $183.0 million and $167.8 million for the 233 days ended December 31, 2005 and the year ended December 31, 2007, respectively.